                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                      SEC File Number 33-80321
                                                      CUSIP Number 757770 10 2

                              NOTICE OF LATE FILING
                                  (Check One):

[] Form 10-KSB  [] Form 11-K  [] Form 20-F  [X] Form 10-QSB  [] Form N-SAR
                      For Period Ended:  December 31, 1997
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If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates: N/A
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Part I--Registrant Information
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     Full Name of Registrant:        REDWOOD BROADCASTING, INC.

     Former Name if Applicable:

     Address of Principal Executive Office (Street and Number):

                    7518 Elbow Bend Road, Building A, Suite 1
                                  P.O. Box 3463
                            Carefree, Arizona  85377
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Part II--Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed. (Check box if appropriate)

[ ]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]     (c)  The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

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Part III--Narrative
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State below in reasonable detail the reasons why form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

   The Registrant is unable to file its Quarterly Report on Form 10-QSB within the prescribed time period because the Company has experienced some difficulty in compiling its financial records to complete the preparation of the unaudited financial statements for the relevant fiscal quarter.
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Part IV--Other Information
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(1) Name and telephone number of person to contact in regard to this notification

                            Clifford L. Neuman, Esq.
                              Neuman & Drennen, LLC
                                1507 Pine Street
                             Boulder, Colorado 80302
                                 (303) 449-2100

(2)     Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                             [ X ] Yes   [  ] No

(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [  ] Yes   [ X ] No

If so; attached an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           REDWOOD BROADCASTING, INC.
                   -------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                  REDWOOD BROADCASTING, INC.


Date:    February 13, 1998        By:   /s/ John C. Power
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                                        John C. Power, President